Exhibit (a)(5)(J)

HOSPIRA ANNOUNCES INTENTION TO COMPLETE TENDER OFFER FOR SHARES OF JAVELIN PHARMACEUTICALS

LAKE FOREST, Ill., June 28, 2010 -- Hospira, Inc. (NYSE: HSP), a global specialty pharmaceutical and medication delivery company, today announced its intention to complete the tender offer by Discus Acquisition Corporation, a wholly owned Hospira subsidiary, for all outstanding shares of the common stock of Javelin Pharmaceuticals, Inc. (NYSE - Amex: JAV), upon its currently scheduled expiration at 12:00 midnight, New York City time, on June 30, 2010 (the end of the day on June 30, 2010).

Javelin has notified Hospira that it is prepared to deliver a closing certificate in accordance with the merger agreement among the parties confirming the accuracy of its representations and warranties and its performance of all of its obligations under the merger agreement as of the end of the current offer period.  Based on Javelin’s notification, Hospira expects that all of the conditions to the tender offer will be satisfied upon its currently scheduled expiration and intends to accept for payment, purchase and promptly pay for all shares of Javelin common stock validly tendered and not withdrawn prior to the expiration of the offer.

Following the consummation of the tender offer, Hospira intends to acquire any remaining outstanding shares of Javelin common stock not tendered into the offer by means of a merger under Delaware law. Upon completion of the merger, Javelin will become a wholly owned subsidiary of Hospira, its shares will cease to be traded on the NYSE Amex, and Javelin will no longer be required to file certain information and periodic reports with the U.S. Securities and Exchange Commission.

Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Javelin common stock. Hospira has filed a tender offer statement on Schedule TO, as amended, with the Securities and Exchange Commission (the “SEC”) containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer and Javelin has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with respect to the tender offer. Hospira and

Javelin have mailed these documents to Javelin’s stockholders. Javelin stockholders may obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC at the Web site maintained by the SEC at www.sec.gov.

In addition, Javelin stockholders may obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

None of the information included on any Internet Web site maintained by Hospira, Javelin or any of their affiliates, or any other Internet Web site linked to any such Web site, is incorporated by reference in or otherwise made a part of this press release.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 13,500 employees. Learn more at www.hospira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Hospira’s proposed acquisition of Javelin. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. No assurance can be given that the acquisition transaction described in this press release will be completed, that completion of the transaction will not be delayed or that Hospira will realize the anticipated benefits of the transaction. Economic, competitive, governmental, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

SOURCE Hospira, Inc.